Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved by:	Tom Franza, CEO – Comarco
Dan Lutz, CFO – Comarco

COMARCO REPORTS FISCAL 2005 FIRST QUARTER

FINANCIAL RESULTS

•	Wireless Test Solutions (“WTS”) Revenue Increases For Fifth Consecutive Quarter

•	WTS Enters Fiscal 2Q05 With $2.2 Million in Deferred SwissQual Sales

•	ChargeSource Transition Proceeding

•	Company Updates Full Fiscal Year Guidance

IRVINE, Calif., June 15, 2004 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for notebook computers, cellular telephones, and other handheld devices, today announced financial results for the first quarter of fiscal 2005 ended April 30, 2004.

Revenue for the first quarter of fiscal 2005 was $9.1 million, compared with $6.2 million for the first quarter of fiscal 2004. Wireless test solutions (“WTS”) revenue totaled $5.3 million, up $3.7 million in comparison with the first quarter of fiscal 2004 and up $0.9 million compared with the fourth quarter of fiscal 2004. Wireless applications revenue, which includes both ChargeSource mobile power products and call box systems, totaled $3.8 million and was down $0.8 million compared with the first quarter of fiscal 2004. ChargeSource revenue for the first quarter of fiscal 2005 totaled $2.2 million, a decrease of $0.7 million in comparison with the first quarter of fiscal 2004. Call box revenue totaled $1.6 million for the first quarter of fiscal 2005, which was comparable to the corresponding period of the prior fiscal year.

WTS sales increased for the fifth consecutive quarter and were positively impacted by the continued focus and spending by the wireless carriers and equipment vendors on improvements to the quality of service provided by their networks. During the first quarter of fiscal 2005, the Company received approximately $2.0 million in payments from SwissQual, WTS’s partner and reseller for the European marketplace, and recorded revenue in the same amount during the first quarter of fiscal 2005. These cash collections relate to shipments made to SwissQual during fiscal 2004 with revenue deferred until receivables are collected. Additionally, the Company entered the second quarter of fiscal 2005 with approximately $2.2 million of deferred revenue from SwissQual sales, which the Company expects to collect and record as revenue during the second and third quarters of fiscal 2005.

During the first quarter of fiscal 2004, WTS recorded a one-time charge, totaling $400,000, related to the proposed settlement of a dispute with a national wireless carrier based in Latin America. The dispute primarily relates to damages incurred by the wireless carrier due to late delivery of ordered products.

Net loss for the first quarter of fiscal 2005 was $0.7 million, or $0.10 per share, compared with a net loss of $0.9 million, or $0.12 per share for the first quarter of fiscal 2004.

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

“Our Seven.Five product platform continues to gain acceptance with the leading global wireless carriers and equipment vendors,” said Comarco President and Chief Executive Officer Tom Franza. “Our WTS revenue for the first quarter of fiscal 2005 increased 228% year-over-year and 20% sequentially, further underscoring our increasing market share with the leading global wireless companies. Late in the first quarter, we introduced QualiPoc, in partnership with SwissQual, a system that allows wireless carriers to gather Quality of Service data from a large number of locations to assess user-perceived quality. Additionally, we expect to introduce our recently developed stand-alone 3G scanning receiver, as well as a Wi-Fi analyzer that will be marketed in partnership with PCTEL (NASDAQ: PCTI). We have also recently established sales and support facilities in Brazil and China, two of the fastest growing wireless markets. We expect to continue to build our reputation as an innovator within the industry with additional product introductions that increase functionality and will further distinguish the Seven.Five product platform from the competition.

“As anticipated, during the first quarter of fiscal 2005 most of our ChargeSource revenue was from sales to Targus as we performed on our remaining obligations,” continued Mr. Franza. “As previously announced, we entered into a distribution agreement with Belkin in January 2004 and began shipping a limited number of ChargeSource units to Belkin during the quarter just completed. Our objective for ChargeSource is to become the market leader in the universal mobile power products market and originally we planned to have made significant progress in achieving this goal by the third quarter of the current fiscal year. However, Belkin has recently informed us that their launch is behind schedule and, as a result, we now anticipate that it will take the balance of the year to fully ramp ChargeSource sales.”

Business Outlook

WTS revenue is expected to range between $4.0 million and $4.5 million quarterly through the end of the fiscal year. The Company now expects that it will take the balance of fiscal 2005 to ramp up ChargeSource sales. Accordingly, the Company believes that ChargeSource revenue in the second and third fiscal quarters of the current fiscal year will be below ChargeSource revenue recorded for the second and third fiscal quarters of the previous fiscal year. ChargeSource revenue for the second and third quarters of fiscal 2004 totaled $1.3 million and $6.1 million, respectively. The Company expects ChargeSource revenue for the fourth quarter of fiscal 2005 to exceed the quarterly revenue achieved during each of the preceding quarters of fiscal 2005. Sales of the call box systems remain on target to generate approximately $5.0 million to $7.0 million in revenue for fiscal 2005.

Throughout fiscal 2005, the Company expects to continue to effectively manage its balance sheet, which currently includes approximately $2.04 per share in cash.

First Quarter of Fiscal 2004 Restatement

The first quarter of fiscal 2004 ended April 30, 2003 was restated for various adjustments that are more fully described in the Company’s annual report filed on Form 10-K with the Securities and Exchange Commission for the fiscal year ended January 31, 2004. The net

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

effect of the restatement adjustments increased the Company’s first quarter net loss by $59,000. Additionally, in the fourth quarter of fiscal 2004, the Company sold the net assets of EDX Engineering (“EDX”) and therefore the EDX operations have been reclassified as discontinued operations for the first quarter of fiscal 2004.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2004.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

As previously announced, Comarco will host a conference call to discuss further the results for the first quarter ended April 30, 2004 at 2 p.m. Pacific Time on June 15. Dial (800) 218-4007 domestically or (303) 262-2130 internationally to listen to the call. A live Web cast will also be made available at www.comarco.com. Please RSVP to Douglas Sherk or Jennifer Beugelmans at (415) 896-6820 or dsherk@evcgroup.com. A replay will be available approximately one hour after the call for 1 week following the call’s conclusion. To access the replay, dial (800) 405-2236 or (303) 590-3000 and use the pass code 11000792#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	Founder & CEO
Comarco, Inc.	Comarco, Inc.	EVC Group, LLC.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

###

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2004	2003 (Restated)
Revenue	$9,070	$6,220
Cost of sales	5,793	4,002

Gross profit	3,277	2,218
Selling, general and administrative costs	2,636	2,248
Engineering and support costs	1,856	1,458

Operating loss	(1,215)	(1,488)
Other income	47	108
Minority interest in losses of subsidiary	5	22

Loss from continuing operations before income taxes	(1,163)	(1,358)
Income tax benefit	426	459
Net loss before discontinued operations	(737)	(899)
Discontinued operations	(3)	22

Net loss	$(740)	$(877)

Net loss per share – from continuing operations:
Basic	$(0.10)	$(0.12)

Diluted	$(0.10)	$(0.12)

Net loss per share:
Basic	$(0.10)	$(0.12)

Diluted	$(0.10)	$(0.12)

Weighted average common shares outstanding:
Basic	7,285	6,968

Diluted	7,285	6,968

Common shares outstanding:	7,292	6,969

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	April 30, 2004	January 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$14,837	$15,047
Short-term investments	1,536	2,251
Accounts receivable, net	7,251	8,982
Amounts due from affiliate	2,350	2,627
Inventory	7,710	6,150
Deferred tax asset	3,502	3,502
Other current assets	408	199

Total current assets	37,594	38,758

Property and equipment, net	3,038	3,131
Software development costs, net	5,007	5,536
Deferred tax assets, net	181	181
Intangible assets, net	1,380	1,488
Goodwill	2,394	2,394
Other assets	1,128	1,133

	$50,722	$52,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$280	$537
Deferred revenue	5,270	5,476
Deferred compensation	1,536	2,251
Accrued liabilities	5,264	5,281

Total current liabilities	12,350	13,545

Minority interest	180	185
Stockholders’ equity	38,192	38,891

	$50,722	$52,621

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415